Ex-99 (n)(i)

                      CONSENT OF INDEPENDENT ACCOUNTANTS
                      ----------------------------------

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated February 15, 2002, relating to the financial statements and financial highlights of The Gabelli Convertible and Income Securities Fund Inc. (formerly The Gabelli Convertible Securities Fund Inc.) which appears in the December 31, 2002 Annual Report to Shareholders of The Gabelli Convertible and Income Securities Fund Inc. which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Experts", "Counsel and Independent Accountants" and "Financial Statements" in the Prospectus and Statement of Additional Information incorporated by reference in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New York, New York
January 24, 2003